Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy’s Second-Quarter Earnings Rise 27% to $0.47 per Diluted Share

Second-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Aug. 26, 2006	Aug. 27, 2005
Revenue	$7,603	$6,702
Comparable store sales % gain(1)	3.7%	3.5%
Gross profit as % of revenue	25.0%	25.5%
SG&A as % of revenue	20.7%	21.6%
Operating income as % of revenue	4.3%	3.9%
Net earnings	$230	$188
Diluted EPS	$0.47	$0.37

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, Sept. 12, 2006 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $230 million, or $0.47 per diluted share, for its fiscal second quarter ended on Aug. 26, 2006. The leading consumer electronics retailer’s net earnings increased 22 percent compared with $188 million, or $0.37 per diluted share, for the prior-year second quarter.

Second-Quarter Highlights

•                  Earnings per diluted share grew 27 percent, fueled by solid revenue growth and an operating income rate improvement of 40 basis points.

•                  Total revenue for the second quarter increased by 13 percent to $7.6 billion, compared with $6.7 billion for the prior year’s period. The rise in revenue was fueled by new store openings and a comparable store sales gain of 3.7 percent. The company’s domestic and international segments reported comparable store sales gains of 3.0 percent and 9.3 percent, respectively.

•                  Best Buy’s selling, general and administrative (SG&A) expense rate improved by 90 basis points in the second quarter, compared with the prior year’s second-quarter rate. The improvement was driven by lower advertising spending, broad-based productivity gains and reduced outside services and travel.

•                  The company repurchased $224 million in common stock, or 4.7 million shares, during the quarter.

“I have never been more proud of our employees. They are embracing our long-term transformation to being a truly customer-centric enterprise, while still delivering stellar near-term results,” said Brad Anderson, vice chairman and CEO of Best Buy. “Our results continue to show the benefit of our employees’ relentless focus on exceeding customer expectations.”

Second-Quarter Results Show Strong Year-Over-Year Gains

For the fiscal 2007 second quarter, Best Buy’s revenue increased 13 percent to $7.6 billion, compared with revenue of $6.7 billion for the second quarter of fiscal 2006. The revenue increase reflected the net addition of 237 new stores in the past 12 months and a comparable store sales gain of 3.7 percent for the second quarter. The company’s revenue growth included the impact of recent acquisitions; namely, 14 Pacific Sales Kitchen & Bath Centers showrooms added in March 2006 and 131 Jiangsu Five Star Appliance Co., Ltd. locations added in June 2006 (Five Star is expected to be included in the company’s comparable store sales figure beginning with the fiscal 2008 third quarter). The comparable store sales gain was driven by an increase in the average transaction size, as the company’s revenue mix continued to reflect a shift toward higher-ticket items. Best Buy also noted that consumers made more purchases online, as the company continued to add features and capabilities to its Web sites; total second-quarter online revenue grew more than 35 percent, as compared with the same quarter of the prior year.

The gross profit rate for the second quarter was 25.0 percent of revenue, a decrease from a gross profit rate of 25.5 percent of revenue for the prior-year second quarter. The 50-basis-point decline was primarily due to increased promotions for DVDs and notebook computers. This decline was partially offset by benefits related to growth in the computer services business. During the quarter, Five Star reduced the company’s gross profit rate by approximately 15 basis points as Five Star’s business model carries a lower gross profit rate (and a lower SG&A rate).

Best Buy’s SG&A expense rate was 20.7 percent of revenue for the second quarter, compared with 21.6 percent of revenue for the prior year. The year-over-year improvement in the SG&A rate was primarily due to short-term lower advertising spending, broad-based productivity gains and reductions in outside services and travel.

The company reported net interest income of $21 million, up from $18 million in the prior year’s second quarter, due to higher investment yields offsetting a slightly lower average cash balance.

Darren Jackson, Best Buy’s executive vice president of finance and CFO, said, “We are deploying our resources against things that matter with customers and strategies that will provide our long-term growth. Our customers are the center of our focus, and every decision is being made with their loyalty in mind. This commitment will continue to play out as we increase our investments in home theater solutions, our services business and our marketing in the second half of the year.”

Company Reiterates Fiscal 2007 Diluted EPS of $2.65 to $2.80

Jackson said, “Our revenue growth matched our expectations, and our expense management was stronger than anticipated. Our first half results are terrific.”

He added, “As we look ahead to the back half of the fiscal year, we share our customers’ excitement around increased availability of flat-panel televisions, coupled with the arrival of two new gaming platforms in November and the launch of Microsoft Vista. So, with more than 60 percent of our revenue and earnings still ahead of us for the fiscal year, we are reiterating our earnings guidance for fiscal 2007 of $2.65 to $2.80 per diluted share. We expect gross margins to be constrained by Five Star’s lower gross margin business model and revenue growth in lower-margin products such as gaming hardware—with the second-quarter being a good proxy for the fiscal year’s gross profit rate. Yet, we expect to exceed our SG&A rate goals for the year. However, in the second half, our rate of expense improvement will moderate as we aggressively grow our home theater capabilities, services and advertising. We continue to expect an operating income rate improvement of approximately 40 basis points for the fiscal year.”

Domestic Segment Enjoys Operating Income Rate Lift

Domestic Second-Quarter Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 26, 2006	Aug. 27, 2005	Aug. 26, 2006	Aug. 27, 2005
Revenue	$6,621	$5,997	$12,783	$11,489
Comparable store sales % gain(1)	3.0%	3.8%	3.8%	4.1%
Gross profit as % of revenue	25.4%	25.7%	25.5%	25.7%
SG&A as % of revenue	20.5%	21.5%	20.4%	21.4%
Operating income	$328	$255	$661	$497
Operating income as % of revenue	4.9%	4.3%	5.2%	4.3%

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.  Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Geek Squad, Pacific Sales and Magnolia Audio Video—reported second-quarter operating income of $328 million, an increase of 28 percent, compared with the prior year’s period. The operating income rate improvement reflected solid revenue growth coupled with expense reductions. The quarter’s domestic revenue totaled $6.6 billion, an increase of 10 percent. The revenue increase included the opening of new stores, a comparable store sales gain of 3.0 percent, and the acquisition of Pacific Sales. U.S. Best Buy stores reported a comparable store sales gain of 3.0 percent. The U.S. Best Buy revenue results were bolstered by growth in online revenue of more than 35 percent. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $78 million during the quarter. Magnolia Audio Video reported revenue of $33 million and a comparable store sales gain of 2.9 percent.

The company now has 162 Magnolia Home Theater store-within-a-store experiences inside Best Buy stores. These experiences are aimed at enhancing the customer experience in the growing flat-panel TV and home theater category. The company employs approximately 1,900 home theater installers, who provide customers with end-to-end home theater solutions. Additionally, the company has expanded the presence of Best Buy For Business to 173 U.S. stores, up from 145 stores at the end of the fiscal 2007 first quarter. The company now has 310 employees who are Microsoft-certified professionals, further enhancing the company’s capabilities in catering to small business customers. As previously reported, this year the company plans to add Magnolia Home Theater and Best Buy For Business experiences at 200 and 120 stores, respectively, with the majority of the stores being converted in the fiscal third quarter.

Brian Dunn, Best Buy’s president and COO, said, “We are building on our momentum, with the philosophies of customer centricity as our guidepost. Our employees’ energy and passion are driving our outstanding performance.”

International Segment Posts Strong Revenue Increase

International Second-Quarter Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Six Months Ended
	Aug. 26, 2006	Aug. 27, 2005	Aug. 26, 2006	Aug. 27, 2005
Revenue	$982	$705	$1,779	$1,331
Comparable store sales % gain(1)	9.3%	0.9%	8.3%	1.9%
Gross profit as % of revenue	22.1%	23.9%	22.7%	23.7%
SG&A as % of revenue	21.9%	23.1%	22.4%	23.5%
Operating income	$2	$6	$6	$3
Operating income as % of revenue	0.2%	0.8%	0.3%	0.2%

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Best Buy’s international segment generated second-quarter operating income of $2 million, compared with $6 million in the prior year’s period. The segment is comprised of Future Shop, Best Buy and Geek Squad operations in Canada, and Five Star operations in China. International revenue rose to $982 million, an increase of 39 percent. The Canadian revenue increase reflected favorable foreign-currency exchange rates, a comparable store sales gain of 9.3 percent and new store openings. The closing of six stand-alone Geek Squad stores in Canada during the quarter reduced the international segment’s operating income rate by approximately 30 basis points for the quarter.

In addition, Best Buy acquired a 75-percent interest in Five Star on June 8, 2006, as previously reported. Five Star’s results are included in the quarter from the date of acquisition through June 30, 2006. The company is reporting results from its acquired operations in China on a two-month lag basis in recognition of China’s statutory requirements. Accordingly, the international segment reflects the partial quarter revenue of Five Star for the period under Best Buy ownership ending June 30, 2006, totaling $80 million. Start-up and acquisition costs associated with Five Star and preparations for the first Best Buy store in Shanghai reduced the international segment’s operating income rate by 30 basis points. The company expects that Five Star will be neutral to earnings for the year.

Bob Willett, CEO of Best Buy International, commented, “Our team in Canada is establishing a solid market position, and we’re leveraging that investment to expand the overall profitability of the business. The market share of both Best Buy and Future Shop stores improved year over year, as we continue our work to differentiate our two brands.”

Strong Sales of Flat-Panel TVs Continue

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	Aug. 26, 2006	Aug. 27, 2005	Aug. 26, 2006	Aug. 27, 2005
Consumer Electronics	44%	41%	8.9%	11.4%
Home Office	33%	36%	0.0%	(0.7%)
Entertainment Software	15%	16%	0.8%	(7.2%)
Appliances	8%	7%	(2.6%)	10.9%
Total	100%	100%	3.7%	3.5%

During the second quarter of fiscal 2007, Best Buy’s comparable store sales gain was driven by higher revenue from flat-panel televisions, notebook computers, gaming and computer services. These gains more than offset comparable store sales declines in tube and projection TVs, CDs and desktop computers.

Best Buy’s revenue mix for the second quarter of fiscal 2007 reflected continued growth in the consumer electronics product group. Consumer electronics, which represented 44 percent of second-quarter revenue, posted an 8.9-percent comparable store sales gain and again led the company’s results. Within consumer electronics, flat-panel TVs experienced a triple-digit comparable store sales gain due to higher volumes (driven by declining prices), improved assortments of TVs in larger screen sizes, and the addition of 55 Magnolia Home Theater store-within-store-a-store experiences in the last six months. Total television comparable store sales grew by solid-double-digits as flat-panel TV growth was partially offset by declines in comparable store sales of tube and projection TVs.

The home office product group accounted for 33 percent of fiscal 2007 second-quarter revenue and had even comparable store sales. A double-digit comparable store sales increase for notebook computers and a continued double-digit increase in computer services revenue fueled the growth. The gains from notebook computers and computer services were offset by declines in comparable store sales of desktop computers and printers.

The entertainment software product group, which comprised 15 percent of second-quarter revenue, increased 0.8 percent on a comparable store sales basis. A solid double-digit gain in comparable store sales of video gaming was partially offset by expected declines in CDs. The video gaming strength was fueled by increased availability of the Xbox 360 console in conjunction with easing comparisons with the launch of PlayStation Portable in spring 2005. Comparable store sales of DVDs increased by the low single digits.

The appliances product group, which totaled 8 percent of fiscal 2007 second-quarter revenue, had a comparable store sales decline of 2.6 percent for the quarter due to a slower industry environment. U.S. Best Buy stores have trained three-fourths of its appliance departments to use its new selling model, called appliance customer expert (ACE).  The company believes such investments are supporting sequential market share gains and distinguishing Best Buy in the industry for the long-term.

During the second quarter, the company opened 17 U.S. Best Buy stores, including three 45,000-square-foot stores, eleven 30,000-square-foot stores and three 20,000-square-foot stores. At the end of the second quarter, the company operated 771 Best Buy stores, 20 Magnolia Audio Video stores, 14 Pacific Sales showrooms and 12 Geek Squad stores in the United States. It also operated 119 Future Shop stores and 44 Best Buy stores in Canada, and 131 Five Star stores in China. In addition, the company’s Canadian operations closed six stand-alone Geek Squad stores. For the trailing 12 months, the company opened 245 new stores (including 14 acquired Pacific Sales showrooms and 131 Five Star locations) and closed eight stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Company Repurchases $224 Million in Common Stock

During the second quarter of fiscal 2007, Best Buy repurchased approximately 4.7 million shares of its common stock at an average price of $48.15 per share, for a total repurchase of approximately $224 million. At the end of the fiscal 2007 second quarter, the company had $1.4 billion remaining under the $1.5 billion authorization for share repurchases approved by the board of directors on June 21, 2006.

On July 25, 2006, the company paid a dividend of 8 cents per share, or $39 million in the aggregate, which was a 9-percent increase compared with the dividend per share paid in the prior year’s second quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Daylight Time on Sept. 12, 2006. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 10, 2006, and in our other periodic reports filed from time to time with the SEC. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 1,100 retail stores across the United States, Canada and in China, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Aug. 26, 2006	Aug. 27, 2005
Revenue	$7,603	$6,702
Cost of goods sold	5,701	4,991
Gross profit	1,902	1,711
Gross profit %	25.0%	25.5%
Selling, general and administrative expenses	1,572	1,450
SG&A %	20.7%	21.6%
Operating income	330	261
Net interest income	21	18
Earnings before income tax expense and minority interests	351	279
Income tax expense	121	91
Effective tax rate	34.6%	32.7%
Minority interests	—	—
Net earnings	$230	$188

Basic earnings per share	$0.48	$0.38

Diluted earnings per share(1)	$0.47	$0.37

Dividends declared per common share	$0.08	$0.07

Basic weighted average common shares outstanding (in millions)	482.0	491.2

Diluted weighted average common shares outstanding (in millions)(1)	496.5	509.1

(1) The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.7 for the three months ended Aug. 26, 2006, and Aug. 27, 2005, respectively.

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Six Months Ended
	Aug. 26, 2006	Aug. 27, 2005
Revenue	$14,562	$12,820
Cost of goods sold	10,895	9,551
Gross profit	3,667	3,269
Gross profit %	25.2%	25.5%
Selling, general and administrative expenses	3,000	2,769
SG&A %	20.6%	21.6%
Operating income	667	500
Net interest income	44	31
Earnings before income tax expense and minority interests	711	531
Income tax expense	247	173
Effective tax rate	34.8%	32.6%
Minority interests	—	—
Net earnings	$464	$358

Basic earnings per share	$0.96	$0.73

Diluted earnings per share(1)	$0.94	$0.71

Dividends declared per common share	$0.16	$0.15

Basic weighted average common shares outstanding (in millions)	483.3	491.2

Diluted weighted average common shares outstanding (in millions)(1)	498.4	507.5

(1) The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $3.4 and $3.3 for the six months ended Aug. 26, 2006, and Aug. 27, 2005, respectively.

— Balance Sheets Follow —

BEST BUY CO., INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

($ in millions)

(Unaudited)

Subject to Reclassification

	Aug. 26,	Aug. 27,
	2006	2005
ASSETS
Current assets
Cash & cash equivalents	$1,123	$614
Short-term investments	1,564	2,211
Receivables	483	389
Merchandise inventories	4,049	3,250
Other current assets	687	378
Total current assets	7,906	6,842
Net property & equipment	2,787	2,523
Goodwill	1,010	529
Other intangible assets	83	42
Long-term investments	277	122
Other assets	363	201
TOTAL ASSETS	$12,426	$10,259

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,877	$2,760
Accrued liabilities	2,012	1,744
Current portion of long-term debt	496	12
Total current liabilities	6,385	4,516
Long-term liabilities	392	380
Long-term debt	184	540
Minority interest in subsidiaries	31	—
Shareholders’ equity	5,434	4,823

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$12,426	$10,259

Note: Certain amounts have been reclassified to conform to the current presentation. These reclassifications had no effect on operating income or net earnings.

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